EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-134611 of our report dated March 30, 2005, relating to the consolidated financial statements and financial statement schedule of Smith Micro Software, Inc. as of December 31, 2004 and for each of the two years in the period ended December 31, 2004 appearing in the Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Costa Mesa, California
July 27, 2006